Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RDA HOLDING CO.

RDA Holding Co., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.     That the name of the Corporation is RDA Holding Co.

2.     That the Corporation was originally incorporated under the name “Doctor Acquisition Holding Co.” and the original Certificate of Incorporation of the Corporation was filed in the office of the Secretary of State of the State of Delaware on the 24th day of October, 2006.

3.     That this Amended and Restated Certificate of Incorporation amends and restates the Certificate of Incorporation of the Corporation.

4.     On August 24, 2009, The Reader’s Digest Association, Inc. and certain of its affiliates filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) (Case No . 09-23529 (RDD)). This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Joint Plan of Reorganization pursuant to Chapter 11 of the United States Bankruptcy Code of The Reader’s Digest Association, Inc., et al., as confirmed on January 19, 2010 by order (the “Order”) of the Bankruptcy Court (the “Plan”).  Provision for the filing of this Amended and Restated Certificate of Incorporation is contained in the Plan as confirmed by the Order.

5.     This Amended and Restated Certificate of Incorporation has been duly executed and acknowledged by an officer of the Corporation designated by the Order in accordance with the provisions of Sections 242, 245 and 303 of the DGCL.

6.     That the text of the Certificate of Incorporation is hereby restated and amended in its entirety to read in full as follows:

ARTICLE ONE

The name of the corporation is RDA HOLDING CO. (hereinafter called the “Corporation”).

ARTICLE TWO

The address of the Corporation’s registered office in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent.  The name of the registered agent of the Corporation at such address is National Registered Agents, Inc.

ARTICLE THREE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

A.            AUTHORIZED CAPITAL STOCK.

The total number of shares of capital stock which the Corporation has authority to issue is 42,000,000 shares, consisting of:

1.             39,000,000 shares of Class A Common Stock, $0.001 par value (the “Class A Common Stock”); and

2.             3,000,000 shares of Class B Common Stock, $0.001 par value (the “Class B Common Stock”, together with the Class A Common Stock, the “Common Stock”).

The number of authorized shares of Class A Common Stock and the number of authorized shares of Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Class A Common Stock and the Class B Common Stock, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL.

B.            COMMON STOCK.

Except as otherwise provided in this Section B or as required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

1.             Voting Rights.

(a)           The holders of Common Stock shall be entitled to one vote per share and shall vote together as a single class, except that holders of Class B Common Stock shall have no right to vote any shares of Class B Common Stock with respect to any matter submitted to a vote of the holders of Common Stock other than as expressly provided in Section B .1(b) of this Article Four.  Notwithstanding the foregoing, holders of Class B Common Stock shall be entitled to a separate class vote on any amendment or modification of any specific rights or obligations of the holders of Class B Common Stock that does not similarly affect the rights or obligations of the holders of Class A Common Stock.

(b)           If and only if any of the following actions are submitted to a vote of the holders of Common Stock, each share of Class B Common Stock shall be entitled to vote with the Class A Common Stock, with each share of Common Stock having one vote and voting together as a single class:

1.             the retention or dismissal of outside auditors of the Corporation or any of its Subsidiaries;

2.             any distributions to holders of Common Stock in respect of their Common Stock or Common Stock Equivalents, or other distributions made in accordance with the terms of the Stockholders Agreement;

3.             any recapitalization, merger, business combination, consolidation, disposal of assets, exchange or other similar reorganization involving the Corporation or any of its Subsidiaries;

4.             any amendment to the certificate of incorporation or by-laws of the Company;

5.             other than in connection with the (x) issuance of shares of Common Stock upon the exercise of the Warrants or of options granted under a management equity plan or similar plan or (y) grant of options pursuant to and in accordance with such plans, any authorization or issuance of Equity Interests in the Corporation or any of its Subsidiaries;

6.             any redemption, purchase or other acquisition by the Corporation of any of its capital stock (except for purchases from employees upon termination of employment); and

7.             the commencement of any dissolution, liquidation or winding-up of the affairs of the Corporation or any of its Subsidiaries.

For the avoidance of doubt, shares of Class B Common Stock shall not be entitled to vote on any matter relating to the Board of Directors.

2.             Conversion Rights.

(a)           At any time and from time to time, any holder of Common Stock may convert all or any of its shares of Class B Common Stock into an identical number of shares of Class A Common Stock (and vice versa) by delivering to the Corporation (a) written notice of its desire for such conversion and (b) if certificated, the certificate or certificates representing the Class B Common Stock (or Class A Common Stock, as the case may be) to be converted (a “Conversion Request”).  Except as otherwise provided herein, each conversion shall be deemed to have been effected as of the close of business on the date the Corporation receives a Conversion Request.  If a conversion of Common Stock is to be made in connection with a Public Offering, a Change of Control (including a Drag-Along Transaction) or any other transaction affecting the Corporation, the conversion may, at the election of the holder thereof, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated.

(b)           As soon as possible after a conversion has been effected (but in any event within five (5) Business Days after the Corporation receives a Conversion Request), and only if Common Stock is certificated, the Corporation shall deliver to the converting holder, at such holder’s request:

1.             a certificate representing the number of shares of Class A Common Stock or Class B Common Stock, as the case may be, issuable by reason of such conversion ; and

2.             a certificate representing the remaining number of shares of Class A Common Stock or Class B Common Stock, as the case may be, if the converting holder elected to convert less than all of such holder’s Class A Common Stock or Class B Common Stock, as the case may be.

(c)           In connection with the issuance of any shares of Class A Common Stock upon conversion of Class B Common Stock (or Class B Common Stock upon conversion of Class A Common Stock), the Corporation shall take all such actions as are necessary in order to ensure that the Common Stock issuable upon such conversion shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof other than restrictions of applicable securities laws or contained in the Stockholders Agreement or the Registration Rights Agreement.

(d)           For the purpose of enabling the Corporation to satisfy any obligation to issue Class A Common Stock upon the conversion of Class B Common Stock, the Corporation shall reserve and keep available at all times out of its aggregate authorized but unissued or treasury shares of Class A Common Stock the number of shares of Class A Common Stock issuable upon the conversion of all outstanding shares of Class B Common Stock.

3.             Dividends. As and when dividends are declared or paid thereon, whether in cash, property or securities of the Corporation, the holders of Common Stock shall be entitled to participate in such dividends ratably on a per share basis; provided, that if dividends are declared which are payable in shares of Common Stock, dividends shall be declared which are payable at the same rate on all classes of Common Stock and dividends payable in shares of Class A Common Stock shall be payable to holders of Class A Common Stock and dividends payable in shares of Class B Common Stock shall be payable to holders of Class B Common Stock.

4.             Liquidation. The holders of Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts.  A merger or consolidation of the Corporation with any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the Corporation within the meaning of this Section B.4 of this Article Four.

5.             Notices. All notices referred to herein shall be in writing, and shall be deemed to have been duly given or made when delivered by hand, or two Business Days after being delivered to a recognized courier (whose stated terms of delivery are two Business Days or less to the destination of such notice), or five calendar days after being deposited in the mail, postage prepaid, addressed (i) to the Corporation at its principal executive offices and (ii) to any stockholder at such holder’s address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).

C.            NON-VOTING EQUITY SECURITIES.

The Corporation shall not issue any class of non-voting equity securities unless and solely to the extent permitted by section 1123(a)(6) of the United States Bankruptcy Code (the “Bankruptcy Code”) as in effect on the date of filing this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware; provided, however, that this Section C of this Article Four (i) will have no further force and effect beyond that required under section 1123(a)(6) of the Bankruptcy Code ; (ii) will have such force and effect, if any, only for so long as section 1123(a)(6) of the Bankruptcy Code is in effect and applicable to the Corporation; and (iii) in all events may be amended or eliminated in accordance with applicable law from time to time in effect.

ARTICLE FIVE

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.  If in the future the DGCL is amended or modified to authorize corporate action further eliminating or limiting the personal liability of directors, then the provisions of this Article Five shall be deemed to be automatically amended or modified to provide for the elimination or limitation of the personal liability of the directors of the Corporation to such greater extent. Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE SIX

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors of the Corporation (the “Board of Directors”). The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Amended and Restated Certificate of

Incorporation directed or required to be exercised or done by the stockholders.  Unless and except to the extent that the by-laws of the Corporation shall so require, the election of directors need not be by written ballot.

ARTICLE SEVEN

The Board of Directors shall have the power to adopt, amend, alter or repeal the by-laws of the Corporation, provided, that the by-laws may not be amended, altered or repealed or new by-laws adopted to the extent inconsistent with the Stockholders Agreement. The fact that the power to adopt, amend, alter or repeal the by-laws has been conferred upon the Board of Directors shall not divest the stockholders of the powers to make new by-laws or amend, alter or repeal any by-laws adopted by them or otherwise, subject to the proviso in the preceding sentence.

ARTICLE EIGHT

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE NINE

To the fullest extent permitted by the DGCL, the Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are presented to any of its stockholders or any of their respective Affiliates. Without limiting the generality of the foregoing, the Corporation specifically renounces any rights the Corporation might have in any business venture or business opportunity of any stockholder or any of their respective Affiliates, and no stockholder or any of their respective Affiliates shall have any obligation to offer any interest in any such business venture or business opportunity to the Corporation or otherwise account to the Corporation in respect of any such business ventures or opportunities.  Furthermore, it shall not be deemed a breach of any fiduciary or other duties, if any, whether express or implied, for any stockholder to permit itself or one of its Affiliates to engage in a business opportunity in preference or to the exclusion of the Corporation.

ARTICLE TEN

Except as otherwise provided herein, the Corporation reserves the right to amend or repeal any provisions contained in this Amended and Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

ARTICLE ELEVEN

Capitalized terms used herein but not otherwise defined herein shall have the following meanings:

“Affiliate” (a) shall mean, with respect to any Person, any Person that directly or indirectly controls, is controlled by or is under common control with, such Person or any Immediate Family Member of such Person; and (b) shall also include, with respect to any Person who is an individual, a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only such individual and/or such individual’s Immediate Family Members.  For purposes of this definition, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean a day other than a Saturday, Sunday, federal or New York State holiday or other day on which commercial banks in New York City are authorized or required by law to close.

“Change of Control” shall have the meaning set forth in the Stockholders Agreement.

“Common Stock Equivalents” shall mean any warrants, rights, options or other securities exchangeable or exercisable for, or convertible into, Common Stock, including the Warrants.

“Drag-Along Transaction” shall have the meaning set forth in the Stockholders Agreement.

“Equity Interests” shall mean Common Stock, Common Stock Equivalents or any other equity securities of the Corporation, or securities exchangeable or exercisable for, or convertible into, such other equity securities of the Corporation.

“Governmental Authority” shall mean any government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Immediate Family Member” shall mean, with respect to any Person, a spouse, parent, child, grandchild or sibling of such Person.

“Person” shall mean any individual, corporation, partnership, limited liability company, trust, joint stock company, business trust, unincorporated association, joint venture, Governmental Authority or other entity of any nature whatsoever.

“Public Offering” shall mean a public offering and sale of Class A Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

“Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of February 19, 2010, among the Corporation and the holders named therein or bound thereby, as it may be amended from time to time.

“Stockholders Agreement” shall mean that certain Stockholders Agreement, dated as of February 19, 2010, among the Corporation and the holders named therein or bound thereby, as it may be amended from time to time.

“Subsidiaries” shall mean, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which fifty percent (50%) or more of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors, managers or trustees thereof, or fifty percent (50%) or more of the equity interest therein, is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of such Person or a combination thereof.

“Warrant Agreement” shall mean that certain Warrant Agreement, dated as February 19, 2010, between the Corporation and American Stock Transfer & Trust Company, LLC, as warrant agent.

“Warrants” shall mean the warrants, issued pursuant to the Plan and governed by the Warrant Agreement, that are exercisable for Class A Common Stock.

IN WITNESS WHEREOF, RDA Holding Co. has caused this certificate to be signed by Thomas A. Williams, Chief Financial Officer this 19th day of February, 2010.

RDA HOLDING CO.

By:	/s/ Thomas A. Williams
Name: Thomas A. Williams
Title: Chief Financial Officer